Qualifications of Questar Reservoir Engineer

JUSTIN C. WOODY

QUALIFICATIONS

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PROFESSIONAL EXPERIENCE

Wexpro Reservoir & Production Engineering Manager

•	Responsible for Wexpro production and reserves

•	Responsible for coordinating and supervising reservoir evaluation studies

Five years diversified oil and gas engineering experience with two independent exploration and production companies

•	Over four years oil and gas reserves estimating experience with Wexpro

EDUCATIONAL BACKGROUND

THE UNIVERSITY OF OKLAHOMA, Norman, Oklahoma

Bachelor of Science, Chemical, Biological, and Materials Engineering

PROFESSIONAL LICENSES AND AFFILIATlONS

Society of Petroleum Engineers